STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                              DERMA SCIENCES, INC.

                       JOHN G. VOGEL, JR. REVOCABLE TRUST

                         GORDON E. CORY REVOCABLE TRUST

                               JOHN G. VOGEL, JR.

                               MARTHA A. CRIMMINS

                                 GORDON E. CORY

                                       AND

                             SUNSHINE PRODUCTS, INC.

                           DATED AS OF AUGUST 28, 1998





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ii

                                TABLE OF CONTENTS
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                                                                                                                   PAGE

 ARTICLE I        THE PURCHASE.........................................................................               1

  Section 1.1     The Purchase ........................................................................               1
  Section 1.2     Closing .............................................................................               1

 ARTICLE II       PURCHASE CONSIDERATION ..............................................................               1

  Section 2.1     Purchase Price ......................................................................               1
  Section 2.2     Officers Loan Repayment .............................................................               2
  Section 2.3     Release of Guarantees ...............................................................               2
  Section 2.4     Grant of Stock Options...............................................................               2
  Section 2.5     Executive Contracts..................................................................               2

 ARTICLE III      REPRESENTATIONS AND WARRANTIES OF THE
                    SHAREHOLDERS AND SUNSHINE..........................................................               2

  Section 3.1     Corporate Organization; Related Entities ............................................               2
  Section 3.2     Capitalization ......................................................................               3
  Section 3.3     Consents and Approvals; No Violations ...............................................               3
  Section 3.4     Absence of Certain Changes or Events ................................................               3
  Section 3.5     Litigation ..........................................................................               4
  Section 3.6     Absence of Undisclosed Liabilities ..................................................               4
  Section 3.7     No Default ..........................................................................               4
  Section 3.8     Taxes ...............................................................................               4
  Section 3.9     Intellectual Property ...............................................................               6
  Section 3.10    Employee Benefit Plans; ERISA .......................................................               8
  Section 3.11    Affiliate Transactions ..............................................................               9
  Section 3.12    Brokers .............................................................................               9

 ARTICLE IV       REPRESENTATIONS AND WARRANTIES OF DERMA
                    SCIENCES ..........................................................................               9

  Section 4.1     Organization ........................................................................               9
  Section 4.2     Authority Relative to This Agreement ................................................               9
  Section 4.3     Consents and Approvals; No Violations ...............................................              10

 ARTICLE V        CONDUCT OF BUSINESS PENDING THE PURCHASE ............................................              10

  Section 5.1     Conduct of Business by Sunshine......................................................              10

 ARTICLE VI       ADDITIONAL AGREEMENTS ...............................................................              11

  Section 6.1     Access and Information ..............................................................              11
  Section 6.2     No Other Negotiations ...............................................................              11
  Section 6.3     Expenses ............................................................................              12
  Section 6.4     Supplemental Disclosure .............................................................              12
  Section 6.5     Non-solicitation of Employees........................................................              12

 ARTICLE VII      CONDITIONS TO CONSUMMATION OF THE PURCHASE...........................................              12

  Section 7.1     Conditions to Obligations of Derma Sciences..........................................              12
  Section 7.2     Conditions to Obligations of the Shareholders........................................              13
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
 ARTICLE VIII     TERMINATION .........................................................................              13

  Section 8.1     Termination .........................................................................              13

 ARTICLE IX       GENERAL PROVISIONS ..................................................................              14

  Section 9.1     Amendment and Modification ..........................................................              14
  Section 9.2     Waiver ..............................................................................              14
  Section 9.3     Investigations ......................................................................              14
  Section 9.4     Notices .............................................................................              14
  Section 9.5     Descriptive Headings; Interpretation ................................................              15
  Section 9.6     Entire Agreement; Assignment ........................................................              15
  Section 9.7     Governing Law .......................................................................              15
  Section 9.8     Severability ........................................................................              15
  Section 9.9     Liability............................................................................              16
  Section 9.10    Counterparts ........................................................................              16

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                            STOCK PURCHASE AGREEMENT

           STOCK PURCHASE AGREEMENT, dated as of August 28, 1998 ("Agreement") by and among Derma Sciences, Inc., ("Derma Sciences"), the John G. Vogel, Jr. Revocable Trust U/A dated August 23, 1995 ("Vogel Trust"), Martha A. Crimmins ("Crimmins"), the Gordon E. Cory Revocable Trust U/A dated August 24, 1995 ("Cory Trust") (the Vogel Trust, Crimmins and the Cory Trust collectively, "Shareholders"), John G. Vogel, Jr. ("Vogel"), Gordon E. Cory ("Cory") (Vogel, Crimmins and Cory collectively, "Officers") and Sunshine Products, Inc. ("Sunshine").

           WHEREAS, the Board of Directors of Derma Sciences deems it advisable and in the best interests of the stockholders of Derma Sciences that Derma Sciences acquire all of the issued and outstanding common stock of Sunshine (the "Shares"),

           WHEREAS, the Shareholders have determined to sell, and Derma Sciences has determined to purchase, the Shares upon the terms and conditions herein set forth,

           NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE I

                                  THE PURCHASE

SECTION 1.1 THE PURCHASE. In accordance with the provisions of this Agreement, Derma Sciences will purchase the Shares from the Shareholders and the Shareholders will sell the Shares to Derma Sciences for the consideration set forth in Article II hereof.

SECTION 1.2 CLOSING. The closing of the purchase contemplated by this Agreement (the "Closing") shall take place at the offices of Derma Sciences, Inc., Princeton, New Jersey, at 10:00 a.m., local time, on the day on which all of the conditions set forth in Article VII are satisfied or waived or on such other date and at such other time and place as Derma Sciences and the Shareholders shall agree (such date, the "Closing Date").

                                   ARTICLE II

                             PURCHASE CONSIDERATION

SECTION 2.1 PURCHASE PRICE. At Closing, Derma Sciences shall pay to each of the Shareholders via wire transfer in accordance with the Shareholders' instructions, and shall receive certificates for the Shares duly endorsed for transfer, as indicated below:

      Shareholder                   Number of Shares                 Price
      -----------                   ----------------                --------
      Vogel Trust                         1,300                     $500,000
      Crimmins                            1,300                     $500,000
      Cory Trust                          1,300                     $500,000



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SECTION 2.2 OFFICERS LOAN REPAYMENT. At Closing, Derma Sciences shall pay to the
Officers, via wire transfer in accordance with the Officers' instructions, the outstanding loan balances due to the Officers from Sunshine as indicated below:

                           Officers                      Loan Balances
                           --------                      -------------
                        John G. Vogel, Jr.                 $9,844.52
                        Martha A. Crimmins                 $9,844.52
                        Gordon E. Cory                     $9,844.52

SECTION 2.3 RELEASE OF GUARANTEES. At Closing, Derma Sciences: (i) shall have caused those financial institutions to which Sunshine is indebted to release the Officers from any and all personal guarantees relative to such indebtedness, including, without limitation, guarantees relative to indebtedness to Southwest Bank, St. Louis, Missouri, and (ii) shall tender to the Officers evidence of such releases.

SECTION 2.4 GRANT OF STOCK OPTIONS. At Closing, Derma Sciences shall grant to each of the Officers the fully vested right and option to purchase at any time prior the expiration of Ten (10) years from the Closing Date, all or any portion of Twenty-five Thousand (25,000) shares of the common stock of Derma Sciences at an exercise price per share equal to the closing bid price quoted on the Nasdaq SmallCap Market on the business day preceding the Closing Date.

SECTION 2.5 EXECUTIVE CONTRACTS. At Closing, Derma Sciences shall execute executive contracts ("Executive Employment Agreements") with each of the Officers in the form attached hereto as Annexes A, B and C.

                                   ARTICLE III

           REPRESENTATIONS AND WARRANTIES OF THE OFFICERS AND SUNSHINE

The Officers and Sunshine represent and warrant to Derma Sciences as follows:

SECTION 3.1 CORPORATE ORGANIZATION; RELATED ENTITIES.

           (a) Sunshine is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri and has the corporate power and authority to own or lease its properties and to carry on its business, as it is presently being conducted. Sunshine is duly qualified or licensed as a foreign corporation to do business, and is in good standing in, every jurisdiction where the character of Sunshine's properties (owned or leased) or the nature of its activities makes such qualification or licensure necessary except where non-qualification would not reasonably be expected to have a Material Adverse Effect.

           (b) Sunshine does not own, directly or indirectly, any capital stock of any corporation or have any direct or indirect equity or ownership interest of any kind in any business, joint venture, partnership or other entity.

           (c) The copies of the Articles of Incorporation and Bylaws of Sunshine heretofore delivered to Derma Sciences are complete and correct copies of such instruments as presently in effect.

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           (d) As used in this Article III, any reference to any event, change or effect having a "Material Adverse Effect" shall mean that such event, change or effect is, individually or in the aggregate, materially adverse to the business, operations, prospects, properties, assets (including intangible assets), liabilities (including contingent liabilities), condition (financial or other) or results of operations of Sunshine or to the ability of Sunshine to consummate the transactions contemplated by this Agreement.

SECTION 3.2 CAPITALIZATION.

           (a) As the date hereof, the authorized capital stock of Sunshine consists of: (i) 9,000 shares of Sunshine Common Stock 3,900 of which are issued and outstanding, (ii) 30,000 shares of preferred stock of which 9 are issued and outstanding. All of the issued and outstanding shares of Sunshine capital stock are validly issued, fully paid and nonassessable. The outstanding preferred stock is subject to redemption at the option of Sunshine at a price of less than $50.00. Holders of the preferred stock have no voting, dividend, preemptive, dissenters or appraisal rights or any other rights of approval with respect to:
(i) consummation of the Closing by the Officers, and (ii) the operations of Sunshine.

           (b) Except as disclosed in subsection (a) hereof, there is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option or other agreement or arrangement of any kind to purchase or otherwise to receive from Sunshine any of the outstanding authorized but unissued shares of the capital stock or any other security of Sunshine; there is no outstanding security of any kind convertible into or exchangeable for such capital stock; and there is no voting trust or other agreement or understanding to which Sunshine is a party or is bound with respect to the voting of the capital stock of Sunshine.

SECTION 3.3 CONSENTS AND APPROVALS; NO VIOLATIONS. Neither the execution, delivery and performance of this Agreement by Sunshine, nor the consummation by Sunshine of the transactions contemplated hereby, will: (i) conflict with or result in any breach of any provisions of the charter, Bylaws or other organizational documents of Sunshine, (ii) require a filing with, or a permit, authorization, consent or approval of, any federal, state, local or foreign court, arbitration tribunal, administrative agency or commission or other governmental or other regulatory authority or administrative agency or commission (a "Governmental Entity"), (iii) to the best knowledge of the Officers and Sunshine result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any mortgage, pledge, security interest, encumbrance, lien, claim or charge of any kind or right of others of whatever nature ("Liens"), on any property or asset of Sunshine pursuant to, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation (each, a "Contract") to which Sunshine is a party or by which it or any of its properties or assets may be bound or (iv) to the best knowledge of the Officers and Sunshine violate any law, order, writ, injunction, decree, statute, rule or regulation of any Governmental Entity applicable to Sunshine or any of its properties or assets.

SECTION 3.4 ABSENCE OF CERTAIN CHANGES OR EVENTS.

           (a) Subsequent to June 30, 1998, Sunshine has not conducted its business and operations other than in the ordinary course of business and


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consistent with past practices or taken any actions that, if it had been in effect, would have violated or been inconsistent with the provisions of Section 5.1.

           (b) Subsequent to June 30, 1998, there has not been any fact, event, circumstance or change affecting or relating to Sunshine which has had or is reasonably likely to have a Material Adverse Effect. Except as set forth on
Schedule 3.4 or as would not represent Material Adverse Effect, the transactions contemplated by this Agreement will not constitute a change of control under or require the consent from or the giving of notice to a third party pursuant to the terms, conditions or provisions of any Contract to which Sunshine is a party.

SECTION 3.5 LITIGATION. As of the date hereof, there is no suit, action, proceeding or investigation pending or, to the best knowledge of the Officers, either threatened against Sunshine or with respect to which Sunshine could be required to provide indemnification or to otherwise contribute to liabilities or damages relating thereto, the outcome of which could reasonably be expected to have a Material Adverse Effect; nor is there any judgment, decree, injunction, rule or order of any Governmental Entity outstanding against Sunshine having, or which, insofar as can reasonably be foreseen, in the future may have a Material Adverse Effect.

SECTION 3.6 ABSENCE OF UNDISCLOSED LIABILITIES. To the best knowledge of the Officers and Sunshine, except for liabilities or obligations which are accrued or reserved against in Sunshine's financial statements (or reflected in the notes thereto) or which were incurred after December 31, 1997 in the ordinary course of business and consistent with past practice, Sunshine has no liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a balance sheet (or reflected in the notes thereto) or which could reasonably be expected to have a Material Adverse Effect.

SECTION 3.7 NO DEFAULT. Sunshine is not in breach or violation of, or in default under (and no event has occurred which with notice or lapse of time or both would constitute such a breach, violation or default), any term, condition or provision of (a) Sunshine's Articles of Incorporation or Bylaws, or (b) to the best knowledge of the Officers and Sunshine: (i) any order, writ, decree, statute, rule or regulation of any Governmental Entity applicable to Sunshine or any of its properties or assets or (ii) any Contract to which Sunshine is a party or by which Sunshine or any of its properties or assets may be bound, except in the case of this clause (b), which breaches, violations or defaults, individually or in the aggregate, would not have a Material Adverse Effect. Sunshine has, and is in compliance with, all licenses, permits, variances, exemptions, orders, approvals and other authorizations of all Governmental Entities as are necessary in order to enable it to own its business and conduct its business as currently conducted and as currently proposed to be conducted by Sunshine and to enter into the transactions contemplated hereby, the lack of which, under applicable law, rule or regulation, (A) would render legally impermissible the transactions contemplated hereby or (B) could reasonably be expected to result in the material impairment of the continued use or exercise by Sunshine after the date hereof of any material right used or exercised (or reasonably expected to be used or exercised) by Sunshine, in the conduct of Sunshine's business as currently conducted and as currently proposed to be conducted by Sunshine or (C) could reasonably be expected to have a Material Adverse Effect.

SECTION 3.8 TAXES.

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           (a) Sunshine has heretofore delivered correct and complete copies of the federal, state and local income, franchise sales and other Tax Returns (as hereinafter defined) filed by Sunshine for the years ended December 31, 1995, 1996 and 1997.

           (b)(i) All returns, declarations, reports, estimates, statements, schedules or other information or document with respect to Taxes (as hereinafter defined) (collectively, "Tax Returns") required to be filed by Sunshine have been timely filed (giving effect to extensions granted with respect thereto), and all such Tax Returns are true, correct and complete in all material respects. Except as set forth on Schedule 3.8, to the best knowledge of the Officers and Sunshine, Sunshine is not required to file any state Tax Returns other than in the State of Missouri.

           (ii) Sunshine has timely paid, or established adequate reserves therefor on its books, all Taxes due or claimed to be due from it by any federal, state, local, foreign or other taxing authority.

           (iii) There are no Liens for Taxes upon the assets of Sunshine except Liens for Taxes not yet due and payable.

           (iv) Sunshine has not received notice of any examination by the Internal Revenue Service (the "Service"). No deficiency for any Taxes has been proposed, asserted or assessed against Sunshine which has not been resolved and paid in full. There are no outstanding waivers, extensions or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns that have been given by Sunshine (including the time for filing of Tax Returns or paying Taxes).

           (v) Sunshine has not made any change in accounting methods, received a ruling from any taxing authority or signed an agreement with any taxing authority which could reasonably be expected to have a Material Adverse Effect.

           (vi) Sunshine has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws) and has, within the time and the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under applicable laws.

           (vii) No audit or other proceeding by any federal, state, local or foreign court, governmental, regulatory, administrative or similar authority is presently pending with respect to any Taxes or Tax Return of Sunshine and Sunshine has not received a written notice of any pending audits or proceedings.

           (viii) Sunshine is not a party to, is not bound by and has no obligation under, any Tax sharing, allocation or indemnity agreement or similar contract or arrangement.

           (ix) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against Sunshine.

           (x) Except as previously disclosed, no power of attorney granted by Sunshine with respect to any Taxes is currently in force.

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           (xi) Sunshine has not, with regard to any assets or property held, acquired or to be acquired, filed a consent to the application of Section 341(f) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Sunshine.

           (xii) Sunshine has identified for Derma Sciences all agreements, contracts and arrangements with Sunshine, and has provided to Derma Sciences all such information as of the date hereof concerning Sunshine and its employees as may be necessary to enable Derma Sciences to determine the amount, if any, of any "excess parachute payment" within the meaning of Section 280G of the Code that could result solely from the transactions contemplated by this Agreement.

           (xiii) Sunshine is not and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code a "United States real property holding company" (as defined in Section 897(c)(2) of the Code).

           (xiv) Sunshine has not participated in, or cooperated with, an "international boycott" within the meaning of Section 999 of the Code.

           (xv) The charges, accruals and reserves for Taxes reflected on the books of Sunshine are adequate under GAAP to cover the Tax liabilities accruing or payable by Sunshine in respect of periods prior to the date hereof.

           (xvi) Sunshine is not subject to any joint venture, partnership or other arrangement or contract that is treated as a partnership for U.S. federal income tax purposes.

           (xvii) Sunshine is not subject to liability for Taxes of any other person, including, without limitation, liability arising from the application of U.S. Treasury Regulation Section 1.1502-6 or any analogous provision of Tax law.

           (c) For purposes of this Agreement, "Taxes" (including, with correlative meaning, the term "Tax") shall include all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, service, service use, ad valorem, transfer, franchise, profits, license, withholding, social security, payroll, employment, excise, estimated, severance, stamp, recording, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, whether computed on a separate consolidated, unitary, combined or other basis, together with any interest, fines, penalties, additions to tax or other additional amounts imposed thereon or with respect thereto imposed by any taxing authority (domestic or foreign).

SECTION 3.9 INTELLECTUAL PROPERTY. Sunshine owns, licenses or otherwise has such rights to use, sell, license or dispose of all industrial and intellectual property rights, including without limitation all patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright registrations, technology, know-how, trade secrets, proprietary processes and formulae (collectively, "Intellectual Property") as are material to the conduct of the business of Sunshine as currently conducted. Set forth on Schedule 3.9 is a true and complete listing of: (i) all products currently marketed by Sunshine, whether owned by Sunshine or licensed from others, indicating which are owned by Sunshine and, for any that are licensed from others, the identity of the licensor, (ii) all of Sunshine's patents and pending patent applications, (iii)


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all of Sunshine's registered trademarks and pending applications for trademark registrations, (iv) trademarks that are used in conjunction with the products currently marketed by Sunshine and are licensed from third parties, indicating the identity of the licensor, and (v) Sunshine's registered copyrights and pending applications for copyright registration. The rights of Sunshine to all such Intellectual Property are in full force except as set forth on Schedule 3.9.

           (a) Sunshine has the rights to bring actions for the infringement of its rights to the Intellectual Property necessary to protect such rights in the Intellectual Property, with such exceptions as could not reasonably be expected to have in the aggregate a Material Adverse Effect; and the consummation of the transactions contemplated hereby will not: (i) give rise to any right of termination, amendment, renegotiation, cancellation or acceleration with respect to any license or other agreement to use, sell, license or dispose of such Intellectual Property which could reasonably be expected to have in the aggregate a Material Adverse Effect, or (ii) in any way impair any currently existing right of Sunshine to use, sell, license or dispose of or to bring any action for the infringement of any of the rights of Sunshine to the Intellectual Property or any portion thereof.

           (b) None of the former or present employees, officers or directors of Sunshine holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property owned by Sunshine and Sunshine does not license from any present or, to Sunshine's knowledge, former employees, officers or directors of Sunshine any Intellectual Property which is necessary for the business of Sunshine as presently conducted; Sunshine is not a party to any employment contract, patent disclosure agreement or any other contract or agreement with any employee of Sunshine relating to any Intellectual Property.

           (c) Each license and other agreement with respect to the use of any Intellectual Property currently used in Sunshine's business is a valid, legally binding obligation of Sunshine and, to the best knowledge of the Officers and Sunshine, all other parties thereto, enforceable in accordance with its terms, with such exceptions as could not reasonably be expected to have in the aggregate a Material Adverse Effect and except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally, and Sunshine is not in breach, violation or default thereof (and no event has occurred which with the giving of notice or the passage of time or both would constitute such a breach, violation or default or give rise to any right of termination, amendment, renegotiation, cancellation or acceleration under any such license or agreement), and Sunshine has no reason to believe that any other party to any such license or other agreement is in breach, violation or default thereof, other than, in each case, such breaches, violations and defaults as could not reasonably be expected to have in the aggregate a Material Adverse Effect.

           (d) The manufacture, marketing, use, sale, licensure or disposition of any Intellectual Property in the manner currently used, sold, licensed or disposed of by Sunshine or in the manner currently proposed to be used, sold, licensed or disposed of by Sunshine does not and will not violate any license or agreement between Sunshine and any third party or, to the knowledge of the Officers and Sunshine based on representations and warranties from third parties from whom Intellectual Property is licensed by Sunshine, infringe on the rights of any person, nor has such an infringement been alleged within three years preceding the date of this Agreement (other than such as have been resolved); except as previously disclosed, there is no pending or to the best knowledge of the Officers and Sunshine threatened claim or litigation challenging or

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questioning the validity, ownership or right to use, sell, license or dispose of any Intellectual Property in the manner in which currently used, sold, licensed or disposed of by Sunshine, nor to the best knowledge of the Officers and Sunshine is there a valid basis for any such claim or litigation, nor to the best knowledge of the Officers and Sunshine has Sunshine received any notice asserting that the proposed use, sale, license or disposition by Sunshine of any of the Intellectual Property of Sunshine conflicts or will conflict with the rights of any other party, nor is there a valid basis for any such assertion in each case, with such exceptions as could not reasonably be expected in the aggregate to have a Material Adverse Effect; and Sunshine has not asserted any claim of infringement, misappropriation or misuse within the past three years.

SECTION 3.10 EMPLOYEE BENEFIT PLANS; ERISA.

           (a) Schedule 3.10 hereto sets forth a true and complete list of each employee benefit plan, arrangement or agreement that is maintained, or was maintained or contributed to at any time during the six (6) calendar years preceding the date of this Agreement ("Sunshine Plans"), by Sunshine or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with Sunshine would be deemed a "single employer" within the meaning of
Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Neither Sunshine nor any ERISA Affiliate has any formal plan or commitment to create any additional plan or modify any existing Sunshine Plan.

           (b) To the best knowledge of the Officers and Sunshine: (i) each of Sunshine's Plans that is subject to ERISA is in compliance with ERISA in all material respects, (ii) each of Sunshine's Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, (iii) no event has occurred which may affect such qualification and the trusts maintained thereunder are exempt from taxation under Section 401(a) of the Code; no Sunshine Plan has an accumulated or waived funding deficiency within the meaning of Section 412 of the Code, (iv) neither Sunshine nor an ERISA Affiliate has incurred, directly or indirectly, any material liability (including any material contingent liability) to or on account of a Sunshine Plan pursuant to Title IV of ERISA, (v) no proceedings have been instituted to terminate any Sunshine Plan that is subject to Title IV of ERISA, (vi) no "reportable event," as such term is defined in Section 4043(b) of ERISA, has occurred with respect to any Sunshine Plan; and (vii) no condition exists that presents a material risk to Sunshine or an ERISA Affiliate of incurring a liability to or on account of a Sunshine Plan pursuant to Title IV of ERISA.

           (c) The current value of the assets of each of Sunshine Plans that are subject to Title IV of ERISA, based upon the actuarial assumptions (to the extent reasonable) presently used by Sunshine Plans, equals or exceeds the present value of the accrued benefits under each such Sunshine Plan; no Sunshine Plan is a multi-employer plan (within the meaning of Section 4001(a)(3) of ERISA) and no Sunshine Plan is a multiple employer plan as defined in Section 413 of the Code; and all contributions or other amounts payable by Sunshine as of the Closing with respect to each Sunshine Plan in respect of current or prior plan years have been either paid or accrued on the balance sheet of Sunshine. There are no pending, or to the best knowledge of the Officers and Sunshine, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of Sunshine Plans or any trusts related thereto.

           (d) To the best knowledge of the Officers and Sunshine, neither Sunshine nor any ERISA Affiliate, nor any Sunshine Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which Sunshine or any ERISA Affiliate, any Sunshine Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Sunshine Plan or any such trust could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code. No amounts payable under Sunshine Plans will, individually or in the aggregate, fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code. Except for those benefits granted under Sunshine previously disclosed executive contracts, no Sunshine Plan provides death or medical benefits (whether or not insured), with respect to current or former employees of Sunshine or any ERISA Affiliate beyond their retirement or other termination of service other than: (i) coverage mandated by applicable law or (ii) death benefits under any "employee pension plan," as that term is defined in section 3(2) of ERISA. Except for those benefits granted under Sunshine previously disclosed executive contracts, the consummation of the transactions contemplated by this Agreement will not: (i) entitle any current or former employee or officer of Sunshine or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

SECTION 3.11 AFFILIATE TRANSACTIONS. Except for the executive contracts heretofore delivered to Derma Sciences and except as set forth on Schedule 3.11, there are no material contracts or other transactions between Sunshine, on the one hand, and any: (i) officer or director of Sunshine, (ii) record or beneficial owner of any of the securities of Sunshine or (iii) affiliate (as such term is defined in Regulation 12b-2 promulgated under the Exchange Act) of any such officer, director or beneficial owner, on the other hand.

SECTION 3.12 BROKERS. No broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Purchase or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sunshine.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF DERMA SCIENCES

Derma Sciences represents and warrants to the Shareholders and Sunshine as follows:

SECTION 4.1 ORGANIZATION.

           (a) Derma Sciences is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. Derma Sciences is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified will not have a Material Adverse Effect (as hereinafter defined).

           (b) The copies of the Articles of Incorporation and Bylaws of Derma Sciences heretofore delivered to Sunshine are complete and correct copies of such instruments as presently in effect.

           (c) As used in this Article IV, any reference to any event, change or effect having a "Material Adverse Effect" shall mean that such event, change or effect is, individually or in the aggregate, materially adverse to the business, operations, prospects, properties, assets (including intangible assets), liabilities (including contingent liabilities), condition (financial or other) or results of operations of Derma Sciences or to the ability of Derma Sciences to consummate the Purchase. For purposes of this Article IV, "material" shall be determined in a manner consistent with the standards consistently applied by Derma Sciences' regular independent accountants in conducting its audit of Derma Sciences' financial statements.

SECTION 4.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Derma Sciences has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Purchase contemplated hereby. The execution and delivery of this Agreement by Derma Sciences and the consummation by Derma Sciences of the Purchase contemplated hereby have been duly authorized by its Board of Directors and no other corporate proceedings on the part of Derma Sciences are necessary to authorize this Agreement or the Purchase contemplated hereby. This Agreement has been duly and validly executed and delivered by Derma Sciences and constitutes a valid and binding agreement of Derma Sciences enforceable in accordance with its terms.

SECTION 4.3 CONSENTS AND APPROVALS; NO VIOLATIONS. Neither the execution, delivery and performance of this Agreement by Derma Sciences, nor the consummation by Derma Sciences of the Purchase contemplated hereby will: (i) conflict with or result in any breach of any provisions of the Articles of Incorporation or Bylaws of Derma Sciences, (ii) require a filing with, or a permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of a Lien on any property or asset of Derma Sciences pursuant to, any of the terms, conditions or provisions of any material contract to which Derma Sciences is a party or by which any of them or any of their properties or assets may be bound; or (iv) violate any law, order, writ, injunction, decree, statute, rule or regulation of any Governmental Entity applicable to Derma Sciences or any of its properties or assets, except, in the case of clauses (ii), (iii) and (iv), where the failure to make such filing or obtain such authorization, consent or approval would not have, or where such violations, breaches or defaults or Liens would not have, in any such case, a Material Adverse Effect.

                                    ARTICLE V

                    CONDUCT OF BUSINESS PENDING THE PURCHASE

SECTION 5.1 CONDUCT OF BUSINESS BY SUNSHINE PENDING THE PURCHASE. Prior to the Closing, unless Derma Sciences shall otherwise agree in writing, or as otherwise expressly contemplated by this Agreement:

           (a) Sunshine shall conduct its business only in the ordinary and usual course consistent with past practice, and Sunshine shall use its reasonable efforts to preserve intact the present business organization, keep available the services of its present officers and key employees, and preserve the goodwill of those having business relationships with it; Sunshine shall not hire any person to any position within Sunshine or as a consultant to Sunshine where the total annual compensation payable to such person, whether in cash or otherwise, would exceed $50,000.

           (b) Sunshine shall not: (i) amend its charter, Bylaws or other organizational documents, (ii) split, combine or reclassify any shares of its outstanding capital stock, (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property, or (iv) directly or indirectly redeem or otherwise acquire any shares of its capital stock saving and excepting therefrom the redemption of its currently outstanding preferred stock at a price not to exceed $100.00 in the aggregate.

           (c) Sunshine shall not: (i) authorize for issuance, issue or sell or agree to issue or sell any shares of, or rights or securities of any kind to acquire, rights or securities convertible into any shares of, its capital stock (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), (ii) merge or consolidate with another entity, (iii) acquire or purchase an equity interest in or a substantial portion of the assets of another corporation, partnership or other business organization or otherwise acquire any assets outside the ordinary and usual course of business and consistent with past practice or otherwise enter into any material contract, commitment or transaction outside the ordinary and usual course of business consistent with past practice, (iv) sell, lease, license, waive, release, transfer, encumber or otherwise dispose of any of its assets outside the ordinary and usual course of business and consistent with past practice, (v) incur, assume or prepay any material indebtedness or any other material liabilities other than in the ordinary course of business and consistent with past practice, (vi) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person in the ordinary course of business and consistent with past practice, (vii) make any loans, advances or capital contributions to, or investments in, any other person, (viii) authorize or make capital expenditures in excess of the amounts currently budgeted therefor, (ix) permit any insurance policy naming Sunshine as a beneficiary or a loss payee to be cancelled or terminated other than in the ordinary course of business; or (x) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

           (d) Sunshine shall not: (i) adopt, enter into, terminate or amend (except as may be required by applicable law) any Sunshine arrangement for the current or future benefit or welfare of any director, officer or current or former employee, (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases in salaried compensation in the ordinary course of business consistent with past practice), or (iii) take any action to fund or in any other way secure, or to accelerate or otherwise remove restrictions with respect to, the payment of compensation or benefits under any employee plan, agreement, contract, arrangement or other Sunshine.

           (e) Sunshine shall not take any action with respect to, or make any material change in, its accounting policies or procedures.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

SECTION 6.1 ACCESS AND INFORMATION. Sunshine shall (and shall cause its officers, directors, employees, auditors and agents to) afford to Derma Sciences and to its officers, employees, financial advisors, legal counsel, accountants, consultants and other representatives reasonable access during normal business hours throughout the period prior to the Closing to all of its books and records (other than privileged documents and subject to any confidentiality provisions applicable to communications between any party and its counsel) and its properties, facilities and personnel; provided that no investigation pursuant to this Section 6.1 shall affect any representations or warranties made herein or the conditions to the obligations of the Shareholders to consummate the transactions contemplated hereby; and provided further that all recipients of information furnished hereunder shall either be bound by the confidentiality agreement currently in effect between Derma Sciences and Sunshine or shall have independent duties of confidentiality with respect to such information.

SECTION 6.2 NO OTHER NEGOTIATIONS.

           (a) Upon execution of this Agreement, the Shareholders and Sunshine will not, and will use their best efforts to cause Sunshine's officers, directors, employees, agents and affiliates not to, directly or indirectly, solicit, authorize, initiate or encourage submission of, any proposal, offer, tender offer or exchange offer from any person or entity (including any of its or their officers or employees) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the assets of, or any equity interest in, Sunshine or other similar transaction or business combination involving Sunshine.

SECTION 6.3 EXPENSES. Whether or not the Closing is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be the responsibility of the party incurring such expenses. Derma Sciences consents to the reimbursement of the Officers by Sunshine for their respective expenses incurred in connection with this Agreement upon the following conditions: (i) such expenses shall not exceed $25,000 in the aggregate, (ii) reimbursement of such expenses shall be accounted for as compensation to the subject Officers.

SECTION 6.4 SUPPLEMENTAL DISCLOSURE. The Shareholders and Sunshine shall give prompt notice to Derma Sciences, and Derma Sciences shall give prompt notice to the Shareholders and Sunshine, of: (i) the occurrence, or non-occurrence of any event the occurrence, or non-occurrence, of which would be likely to cause (A) any representation or warranty contained in this Agreement to be untrue or inaccurate or (B) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and (ii) any failure of Sunshine or Derma Sciences, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not have any effect for the purpose of determining the satisfaction of the conditions set forth in Article VII of this Agreement or otherwise limit or affect the remedies available hereunder to any party.

SECTION 6.5 NON-SOLICITATION OF EMPLOYEES. Each of Derma Sciences and Sunshine agree, for a period of one year from the date hereof, not to directly or indirectly solicit any employee of the other or to induce or encourage any employee of the other to terminate such employee's employment.

                                   ARTICLE VII

                   CONDITIONS TO CONSUMMATION OF THE PURCHASE

SECTION 7.1 CONDITIONS TO OBLIGATIONS OF DERMA SCIENCES. The obligations of Derma Sciences to Consummate the Purchase shall be subject to the satisfaction at or prior to the Closing of the following conditions, unless waived in writing by Derma Sciences:

           (a) Representations and Warranties. (i) The aggregate effect of all inaccuracies in the representations and warranties of the Shareholders and Sunshine set forth in this Agreement does not and will not have a material adverse effect on the business, operations, prospects, properties, assets (including intangible assets), liabilities (including contingent liabilities) condition (financial or other) or results of operations of Sunshine and (ii) the representations and warranties of the Shareholders and Sunshine that are qualified with reference to a Material Adverse Effect or materiality shall be true and correct and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date hereof, and, except to the extent such representations and warranties speak as of an earlier date, as of the Closing Date as though made at and as of the Closing Date, and Derma Sciences shall have received a certificate signed on behalf of Sunshine by the chief executive officer or the chief financial officer of Sunshine to such effect.

           (b) Performance of Obligations of Sunshine. Sunshine shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and Derma Sciences shall have received a certificate signed on behalf of Sunshine by the chief executive officer or the chief financial officer of Sunshine to such effect.

(c) Sunshine Audit. The financial statements of Sunshine for the twelve month period ending either December 31, 1997 or June 30, 1998, at Derma Sciences' option, shall have been audited, and an unqualified opinion expressed thereon, by independent auditors selected by Derma Sciences.

SECTION 7.2 CONDITIONS TO OBLIGATIONS OF THE SHAREHOLDERS. The obligation of the Shareholders and Sunshine to Consummate the Purchase shall be subject to the satisfaction at or prior to the Closing of the following additional conditions:

           (a) Representations and Warranties. (i) The aggregate effect of all inaccuracies in the representations and warranties of Derma Sciences set forth in this Agreement does not and will not have a material adverse effect on the business, operations, prospects, properties, assets (including intangible assets), liabilities (including contingent liabilities), condition (financial or other) or results of operations of the Derma Sciences and (ii) the representations and warranties of Derma Sciences contained in this Agreement that are qualified with reference to a Material Adverse Effect or materiality shall be true and correct and the representations and warranties that are not so qualified shall be true and correct in all material respects as of the date hereof, and, except to the extent such representations and warranties speak as of an earlier date, as of the Closing Date as though made on and as of the Closing Date, and Shareholders shall have received a certificate signed on behalf of Derma Sciences by the chief executive officer or the chief operating officer of Derma Sciences to such effect.

           (b) Performance of Obligations of Derma Sciences. Derma Sciences shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date and Shareholders shall have received a certificate signed on behalf of Derma Sciences by the chief executive officer or the chief operating officer of Derma Sciences to such effect.

           (c) Offers of Employment. Derma Sciences shall have extended offers of continued employment, conditioned solely upon consummation of Closing hereunder, to: Beth Mayhew, Dennis Rioux, Connie Duncan, Steve McEntire, Pete Sebena and Karen Hensley. Such offers shall provide for employment for a period of not less than six months following Closing at rates of compensation and upon such other terms and conditions as prevailed on August 1, 1998.

                                  ARTICLE VIII

                                   TERMINATION

SECTION 8.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

           (a) By mutual consent of Derma Sciences and the Shareholders.

           (b) By either Derma Sciences or the Shareholders if the Purchase shall not have been consummated before October 30, 1998 (unless the failure to so consummate the Purchase by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement which action or failure to act constitutes a breach of this Agreement).

           (c) By Derma Sciences if: (i) there has been a breach of any representations or warranties of the Shareholders or Sunshine set forth herein the effect of which is a Material Adverse Effect under Article III, or (ii) there has been a breach in any material respect of any of the covenants or agreements set forth in this Agreement on the part of the Shareholders or Sunshine which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Derma Sciences to the Shareholders and Sunshine.

           (d) By the Shareholders if: (i) there has been a breach of any representations or warranties of Derma Sciences set forth herein the effect of which is a Material Adverse Effect under Article IV, or (ii) there has been a breach in any material respect of any of the covenants or agreements set forth in this Agreement on the part of Derma Sciences which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Shareholders or Sunshine to Derma Sciences.

                                   ARTICLE IX

                               GENERAL PROVISIONS

SECTION 9.1 AMENDMENT AND MODIFICATION. At any time prior to the Closing, this Agreement may be amended, modified or supplemented only by written agreement (referring specifically to this Agreement) of Derma Sciences, the Shareholders and Sunshine.

SECTION 9.2 WAIVER. At any time prior to the Closing, Derma Sciences, on the one hand, and the Shareholders and Sunshine, on the other hand, may: (i) extend the time for the performance of any of the obligations or other acts of the other,
(ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any documents delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained herein which may legally be waived. Any such extension or waiver shall be valid only if set forth in an instrument in writing specifically referring to this Agreement and signed on behalf of such party.

SECTION 9.3 INVESTIGATIONS. The respective representations and warranties of Derma Sciences, the Shareholders and Sunshine contained herein or in any certificates or other documents delivered prior to or as of the Closing Date shall not be deemed waived or otherwise affected by any investigation made by any party hereto.

SECTION 9.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by next-day courier or telecopied with confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or telecopied, or one day after delivery to a courier for next-day delivery. a) If to Derma Sciences, to:

           Derma Sciences, Inc.
           214 Carnegie Center
           Suite 100
           Princeton, NJ  08540
           Telecopier No.:  609-520-0712
           with a copy to:

           Hedger & Hedger
           1800 Linglestown Road
           Suite 206
           Harrisburg, PA 17110
           Attn: Raymond C. Hedger, Jr.
           Telecopier No.:  717-238-1828

           and

           (b) if to Sunshine, any Officer or Shareholder, to:

           Sunshine Products, Inc.
           1149 Reco Drive
           St. Louis, MO 63126
           Telecopier No.:  314-965-5443

           Gallop, Johnson & Neuman, L.C.
           Interco Corporate Tower
           101 South Hanley
           St. Louis, MO 63105
           Attn:  John P. Walsh, Esq.
                  Barbara Hartung-Wendel, Esq.

SECTION 9.5 DESCRIPTIVE HEADINGS; INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to this Agreement shall be deemed to include the Exhibits and Schedules hereto, unless the context otherwise requires. The term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, an association, a trust, a Governmental Entity or an unincorporated organization or other entity.

SECTION 9.6 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (including the Schedules and other documents and instruments referred to herein), constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise; provided that Derma Sciences may assign its rights and obligations hereunder to a direct or indirect subsidiary of Derma Sciences, but no such assignment shall relieve Derma Sciences of its obligations hereunder.

SECTION 9.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to the provisions thereof relating to conflicts of law.

SECTION 9.8 SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect against a party hereto, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such judgment shall be made.

SECTION 9.9 LIABILITY. The liability of the Shareholders and/or Officers hereunder shall be several in proportion to their ownership of the Shares. Anything hereinbefore to the contrary notwithstanding, no party hereto shall be liable to any other party hereto relative to inaccuracies in respect of representations, warranties, covenants or certifications hereunder unless such inaccuracies, in the aggregate, have a Material Adverse Effect. Without limiting the foregoing, neither Shareholders nor Officers shall have any liability (for indemnification or otherwise) with respect to any: (i) representation, (ii) warranty, (iii) covenant, or (iv) obligation to be performed and complied with prior to the Closing Date, other than those set forth in Sections 3.1 (Corporate
Organization: Related Entities), 3.2 (Capitalization) and 3.8 (Taxes), unless on or before two years after the Closing Date Derma Sciences notifies Shareholders and Officers of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Derma Sciences. Derma Sciences will have no liability (for indemnification or otherwise) with respect to any: (i) representation, (ii) warranty, (iii) covenant, or (iv) obligation to be performed and complied with prior to the Closing Date unless on or before two years after the Closing Date Shareholders or Officers notify Derma Sciences of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Shareholders or Officers.

SECTION 9.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

           IN WITNESS WHEREFORE, the parties hereto have executed this Agreement as of the date first above written.

DERMA SCIENCES, INC.                      JOHN G. VOGEL, JR. REVOCABLE TRUST



By:  /s/ Edward J. Quilty                 By: /s/ John G. Vogel
-----------------------------             ------------------------------
Edward J. Quilty, Chairman                John G. Vogel, Trustee


SUNSHINE PRODUCTS, INC.                   GORDON E. CORY REVOCABLE TRUST



By: /s/ Martha A. Crimmins                By: /s/ Gordon E. Cory
-----------------------------             ------------------------------
Martha A. Crimmins, President             Gordon E. Cory, Trustee


/s/ John G. Vogel, Jr.                    /s/ Gordon E. Cory
-----------------------------             ------------------------------
John G. Vogel, Jr.                        Gordon E. Cory


/s/ Martha A. Crimmins
-----------------------------
Martha A. Crimmins

                                  SCHEDULE 3.8

                        TAX AND OTHER RETURNS AND REPORTS


1.      State income tax returns filed with State of Missouri.

2. State sales tax returns filed in the States of Arkansas, Tennessee, Kentucky and Missouri.

3.      Reports of possible mill assessments filed in State of California.

4. On or about August 26, Sunshine received a written notice from the State of Texas requesting information concerning direct sales to Texas purchasers from November 1992 through June 1998. Sunshine estimated that such direct sales were approximately $60,000 in 1997 and lesser amounts in prior years. Sunshine has considered these to be sales in Missouri and has paid Missouri state and local sales taxes on all such sales (at approximately 6.75%). The highest Texas state and local sales tax appears to be 8.25%. Giving Sunshine credit for Missouri sales tax (most of which Sunshine believes can be reclaimed if Texas prevails on its claim), the maximum overall exposure should not exceed $5,000.

        The same notice from the State of Texas also asserts that Sunshine is liable for franchise tax for the years 1994 through 1997. Based on Sunshine's stated capital of $3,900, franchise tax, if payable, should not exceed $1,500.

                                  SCHEDULE 3.9


1.      All products currently marketed by Sunshine:

           (a)       Aprivera (Trademark Registration No. 1,635,918)

           (b)       Bathe Away (Trademark Registration No. 1,289,485)

           (c) In Between (Trademark Registration No. 2,011,117 and also Registration No. 1,244,191 for stylized version)

           (d)       Mysotrol (Trademark Registration No. 1,833,066)

           (e)       Therabath

           (f)       Swash

           (g)       Three To One Concentrate

           (h)       Sunshine's Antibacterial Soap

           (i)       Skin Care Lotion

           (j)       Optima Bath Additive

           (k)       MPH Ointment

           (l)       Hydro-Soft

           (m)       Sunshine's Whirlpool/Hard Surface Detergent/Disinfectant

           (n)       Hospi-Bath

2. Sunshine owns all of the foregoing products. None are licensed from others.

3.      Sunshine's logo is also  registered  under  Trademark  Registration  No.
        1,638,822.

4. Sunshine has no registered copyrights or pending applications for copyright registrations.

                                  SCHEDULE 3.10

                             EMPLOYEE BENEFIT PLANS


           Sunshine maintains a "SIMPLE" IRA program, a medical and dental healthcare program and a disability insurance program. Other than the requirements imposed by law under the SIMPLE IRA program, Sunshine has no other employee benefit plan that requires any contribution by Sunshine.

                                  SCHEDULE 3.11

                             AFFILIATE TRANSACTIONS


1. John G. Vogel, Jr. is a licensed insurance agent with respect to placement of the health insurance currently in force for Sunshine.

2. The Shareholders have made loans to Sunshine as set forth in Section 2.2 of the Agreement.

3. Sunshine and the Shareholders have entered into a Shareholder Agreement, which Shareholders will cause to be terminated at or prior to closing.

4. Barbara A. Broeker is a non-employee Director of Sunshine Products, Inc. Mrs. Broeker is also the CEO of Broeker & Associates, Inc., management consultants. Mrs. Broeker has from time to time received compensation from Sunshine Products, on a fee-for-service basis, for advice on various personnel and strategic issues. Currently, Mrs. Broeker is assisting Sunshine Products in seeking a replacement for our Manager of Quality Control.

::ODMA\PCDOCS\SL01\4026942\1

                              EMPLOYMENT AGREEMENT


           THIS AGREEMENT, made this 29th day of October, 1998, by and between Sunshine Products, Inc., a Missouri corporation ("Sunshine"), Derma Sciences, Inc., a Pennsylvania corporation ("Derma Sciences") and John G. Vogel, Jr. ("Vogel").

           WHEREAS, Sunshine desires to employ Vogel and Vogel desires to be employed by Sunshine.

           NOW, THEREFORE, the parties hereto, in consideration of the mutual promises and covenants herein contained, hereby agree as follows:

           1. Employment. Sunshine hereby employs Vogel and Vogel accepts employment by Sunshine upon the terms and conditions herein set forth.

           2. Title and Duties. Vogel shall occupy a senior management position with such title and duties as the chief executive officer of Sunshine may, from time to time, determine.

           3. Term. Vogel's employment hereunder shall begin on the date hereof and shall terminate on the first anniversary hereof.

           4. Compensation. Sunshine shall pay compensation to Vogel relative to his services hereunder in the total amount of Seventy Four Thousand Dollars ($74,000) payable ratably over the term hereof at intervals not less often than bi-weekly.

           5. Time and Efforts. Vogel shall devote substantially all of his business time and efforts to the affairs of Sunshine and shall not, without the consent of Sunshine, accept other employment or engage of other commercial activities during the term hereof.

           6. Termination. Vogel may terminate this agreement at any time upon 60 days written notice to Sunshine.

           7. Guarantee of Performance. Derma Sciences, Inc. hereby guarantees the performance of Sunshine hereunder.

           8. Restrictive Covenant. For a period of three years after the termination or expiration hereof, Vogel will not, within the greater of the currently existing marketing area of Sunshine or any future marketing area of Sunshine established during Vogel's employment, directly or indirectly own, manage, operate, control, be employed by, participate in or be connected in any manner with the ownership, management, operation or control of any business providing general purpose and specialized skin care products to hospitals, nursing homes and other institutional facilities or any business otherwise similar to the business conducted by Sunshine at the time of the termination or expiration hereof. In the event of Vogel's actual or threatened breach of the provisions of this paragraph, Sunshine shall be entitled, inter alia, to an injunction restraining Vogel therefrom.

           9. Anti-Relocation. Vogel may not be required as a condition of his employment hereunder to relocate outside the St. Louis metropolitan area.

           10. Vacation. During the Term hereof, Vogel shall be entitled to Four weeks compensated vacation.

           11. Health and Accident Insurance. During the Term hereof, Vogel shall be entitled to participate in such health, accident and similar benefit plans as are generally made available to senior Derma Sciences executives.

           12. Indemnification. For a period of Five years from the date hereof, Sunshine shall maintain in effect the indemnification provisions of

Article XI of its Bylaws or substantially similar provisions. Sunshine affirms that Vogel is, and under the terms hereof shall continue to be, a member of the class entitled to indemnification under the foregoing indemnification provisions.

           13. Entire Agreement. This agreement contains the entire understanding of the parties and may be modified only by a writing signed by the party against whom enforcement of any waiver, change, extension or modification is sought to be enforced.

           IN WITNESS WHEREOF, parties have hereunder set their hands and seals as of the date first hereinabove written.

  SUNSHINE PRODUCTS, INC.                        DERMA SCIENCES, INC.


  By: /s/ Martha A. Crimmins                     By: /s/ Edward J. Quilty
  ---------------------------                    ------------------------------
  MARTHA A. CRIMMINS                             Edward J. Quilty, Chairman and
                                                 Chief Executive Officer

  /s/ John J. Vogel, Jr.
  ---------------------------
  JOHN G. VOGEL, JR.

                              EMPLOYMENT AGREEMENT


           THIS AGREEMENT, made this 29th day of October, 1998, by and between Sunshine Products, Inc., a Missouri corporation ("Sunshine"), Derma Sciences, Inc., a Pennsylvania corporation ("Derma Sciences") and Martha A. Crimmins ("Crimmins").

           WHEREAS, Sunshine desires to employ Crimmins and Crimmins desires to be employed by Sunshine.

           NOW, THEREFORE, the parties hereto, in consideration of the mutual promises and covenants herein contained, hereby agree as follows:

           1. Employment. Sunshine hereby employs Crimmins and Crimmins accepts employment by Sunshine upon the terms and conditions herein set forth.

           2. Title and Duties. Crimmins shall occupy a senior management position with such title and duties as the chief executive officer of Sunshine may, from time to time, determine.

           3. Term. Crimmins' employment hereunder shall begin on the date hereof and shall terminate on the first anniversary hereof.

           4. Compensation. Sunshine shall pay compensation to Crimmins relative to her services hereunder in the total amount of Seventy Four Thousand Dollars ($74,000) payable ratably over the term hereof at intervals not less often than bi-weekly.

           5. Time and Efforts. Crimmins shall devote substantially all of her business time and efforts to the affairs of Sunshine and shall not, without the consent of Sunshine, accept other employment or engage of other commercial activities during the term hereof.

           6. Termination. Crimmins may terminate this agreement at any time upon 60 days written notice to Sunshine.

           7. Guarantee of Performance. Derma Sciences, Inc. hereby guarantees the performance of Sunshine hereunder.

           8. Restrictive Covenant. For a period of three years after the termination or expiration hereof, Crimmins will not, within the greater of the currently existing marketing area of Sunshine or any future marketing area of Sunshine established during Crimmins' employment, directly or indirectly own, manage, operate, control, be employed by, participate in or be connected in any manner with the ownership, management, operation or control of any business providing general purpose and specialized skin care products to hospitals, nursing homes and other institutional facilities or any business otherwise similar to the business conducted by Sunshine at the time of the termination or expiration hereof. In the event of Crimmins' actual or threatened breach of the provisions of this paragraph, Sunshine shall be entitled, inter alia, to an injunction restraining Crimmins therefrom.

           9. Anti-Relocation. Crimmins may not be required as a condition of her employment hereunder to relocate outside the St. Louis metropolitan area.

           10. Vacation. During the Term hereof, Crimmins shall be entitled to Four weeks compensated vacation.

           11. Health and Accident Insurance. During the Term hereof, Crimmins shall be entitled to participate in such health, accident and similar benefit plans as are generally made available to senior Derma Sciences executives.

           12. Indemnification. For a period of Five years from the date hereof, Sunshine shall maintain in effect the indemnification provisions of

Article XI of its Bylaws or substantially similar provisions. Sunshine affirms that Crimmins is, and under the terms hereof shall continue to be, a member of the class entitled to indemnification under the foregoing indemnification provisions.

           13. Entire Agreement. This agreement contains the entire understanding of the parties and may be modified only by a writing signed by the party against whom enforcement of any waiver, change, extension or modification is sought to be enforced.

           IN WITNESS WHEREOF, parties have hereunder set their hands and seals as of the date first hereinabove written.

 SUNSHINE PRODUCTS, INC.                        DERMA SCIENCES, INC.


  By: Martha A. Crimmins                         By: /s/ Edward J. Quilty
  ---------------------------                    ------------------------------
  MARTHA A. CRIMMINS                             Edward J. Quilty, Chairman and
                                                 Chief Executive Officer

  /s/ Martha A. Crimmins
  ---------------------------
  MARTHA A. CRIMMINS

                              EMPLOYMENT AGREEMENT


           THIS AGREEMENT, made this 29th day of October, 1998, by and between Sunshine Products, Inc., a Missouri corporation ("Sunshine"), Derma Sciences, Inc., a Pennsylvania corporation ("Derma Sciences") and Gordon E. Cory ("Cory").

           WHEREAS, Sunshine desires to employ Cory and Cory desires to be employed by Sunshine.

           NOW, THEREFORE, the parties hereto, in consideration of the mutual promises and covenants herein contained, hereby agree as follows:

           1. Employment. Sunshine hereby employs Cory and Cory accepts employment by Sunshine upon the terms and conditions herein set forth.

           2. Title and Duties. Cory shall occupy a senior management position with such title and duties as the chief executive officer of Sunshine may, from time to time, determine.

           3. Term. Cory's employment hereunder shall begin on the date hereof and shall terminate on the first anniversary hereof.

           4. Compensation. Sunshine shall pay compensation to Cory relative to his services hereunder in the total amount of Seventy Four Thousand Dollars ($74,000) payable ratably over the term hereof at intervals not less often than bi-weekly.

           5. Time and Efforts. Cory shall devote substantially all of his business time and efforts to the affairs of Sunshine and shall not, without the consent of Sunshine, accept other employment or engage of other commercial activities during the term hereof.

           6. Termination. Cory may terminate this agreement at any time upon 60 days written notice to Sunshine.

           7. Guarantee of Performance. Derma Sciences, Inc. hereby guarantees the performance of Sunshine hereunder.

           8. Restrictive Covenant. For a period of three years after the termination or expiration hereof, Cory will not, within the greater of the currently existing marketing area of Sunshine or any future marketing area of Sunshine established during Cory's employment, directly or indirectly own, manage, operate, control, be employed by, participate in or be connected in any manner with the ownership, management, operation or control of any business providing general purpose and specialized skin care products to hospitals, nursing homes and other institutional facilities or any business otherwise similar to the business conducted by Sunshine at the time of the termination or expiration hereof. In the event of Cory's actual or threatened breach of the provisions of this paragraph, Sunshine shall be entitled, inter alia, to an injunction restraining Cory therefrom.

           9. Anti-Relocation. Cory may not be required as a condition of his employment hereunder to relocate outside the St. Louis metropolitan area.

           10. Vacation. During the Term hereof, Cory shall be entitled to Four weeks compensated vacation.

           11. Health and Accident Insurance. During the Term hereof, Cory shall be entitled to participate in such health, accident and similar benefit plans as are generally made available to senior Derma Sciences executives.

           12. Indemnification. For a period of Five years from the date hereof, Sunshine shall maintain in effect the indemnification provisions of Article XI of its Bylaws or substantially similar provisions. Sunshine affirms that Cory is, and under the terms hereof shall continue to be, a member of the class entitled to indemnification under the foregoing indemnification provisions.

           13. Entire Agreement. This agreement contains the entire understanding of the parties and may be modified only by a writing signed by the party against whom enforcement of any waiver, change, extension or modification is sought to be enforced.

           IN WITNESS WHEREOF, parties have hereunder set their hands and seals as of the date first hereinabove written.

 SUNSHINE PRODUCTS, INC.                        DERMA SCIENCES, INC.


  By: Martha A. Crimmins                         By: /s/ Edward J. Quilty
  ---------------------------                    ------------------------------
  MARTHA A. CRIMMINS                             Edward J. Quilty, Chairman and
                                                 Chief Executive Officer

  /s/ Gordon E. Cory
  ---------------------------
  GORDON E. CORY




















                                       3